EXHIBIT 99.2

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this "Agreement") is made this 20th day of March, 2013, by and among Sword Dancer, LLC, a Nevada limited liability company (the “Seller”), Hybrid Kinetic Automotive Holdings, LLC, a Delaware corporation (the “Buyer”) and Gottbetter & Partners, LLP (the “Escrow Agent”).

WHEREAS, Seller wishes to sell all of its Ordinary Shares of US$0.000128 par value (the “Ordinary Shares”), of Apollo Acquisition Corporation, a Cayman Islands corporation (the “Company”), to Buyer on the terms and conditions set forth herein, and Buyer wishes to purchase such shares from Seller;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Purchase and Sale of Stock.

(a)          Sale of Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties and covenants contained herein, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer Seven Hundred Eighty-One Thousand Two Hundred Fifty (781,250) Ordinary Shares (the “Shares”) for a purchase price of $0.128 per share, or One Hundred Thousand Dollars ($100,000.00) in the aggregate (the “Purchase Price”).

(b)          Closing.

(1)          The closing of the transactions contemplated hereunder (the “Closing”) shall take place at the office of the Escrow Agent on such date and time as is selected by the Escrow Agent (“Closing Date”) which must be after the satisfaction of all of the Closing Conditions (as defined below).

(2)          Prior to the Closing Date,

(i)            Seller shall deliver to Escrow Agent an updated signed shareholder registry from the Company signifying the transfer of the 781,250 Ordinary Shares in the name of the Buyer, together with copies of corporate or analogous authorizations on behalf of Seller (if an entity) authorizing the transactions contemplated by this Agreement and the Indemnification Agreement (as defined below) (collectively, the “Seller Deliverables”).

(ii)           Buyer shall deliver to Escrow Agent the Purchase Price and, for wires originating outside of the U.S., a $25.00 foreign wire fee via wire to the following coordinates:

BANK:	Citibank, N.A.
330 Madison Ave.
New York, NY 10017
ABA#:	________
SWIFT CODE:	________
BENEFICIARY:	Gottbetter & Partners, LLP Attorney Trust/IOLA
ACCOUNT:	________

REFERENCE/SPECIAL INSTRUCTIONS: “Apollo – HK Automotive”

Gottbetter & Partners Accounting Contact: Andrea I. Nathanson; telephone: (212) 400-6900; email: ain@gottbetter.com.

(3)          At the Closing:

(i)            Escrow Agent shall deliver the Purchase Price to Seller in accordance with the instructions appearing beneath Seller’s signature on the signature page hereto pursuant to Section 1(b)(2)(ii); and

(ii)           Escrow Agent shall deliver to the Buyer the Seller Deliverables that have been deposited into escrow pursuant to Section 1(b)(2)(i) .

(c)          The following shall be conditions to the consummation of the Closing (the “Closing Conditions”):

(i)            Deposit into escrow with the Escrow Agent of the Purchase Price;

(ii)           Deposit into escrow with the Escrow Agent of the Seller Deliverables;

(iii)          The completion and execution by Buyer of the Investor Certification attached hereto as Exhibit A, and delivery thereof to the Company;

(iv)          Execution and delivery by the Company to Buyer of an Officer’s Certificate in the form attached hereto as Exhibit B;

(v)           Execution and delivery to Buyer of a legal opinion from counsel to the Seller in the form attached hereto as Exhibit C; and

(vi)          Execution and delivery to Buyer by Seller of an Indemnification Agreement, in substantially the form of Exhibit D hereto (the “Indemnification Agreement”).

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2.	Representations and Warranties of Seller.

As an inducement to Buyer to enter into this Agreement and to purchase the Shares, Seller hereby represents and warrants as follows:

(a)          Ownership of Shares. Seller is the record and beneficial owner of the Shares and has sole power over the disposition of the Shares. The Shares are legally and validly issued and fully paid and non-assessable Ordinary Shares of the Company, free of preemptive rights.

(b)          Transfer of Title. The delivery to the Buyer of the Seller Deliverables pursuant to the provisions of this Agreement will transfer to the Purchasers good and marketable title to the Shares, free and clear of all liens, encumbrances, restrictions and claims of any kind.

(c)          No Other Transfer. The Shares have not been sold, conveyed, encumbered, hypothecated or otherwise transferred by Seller except pursuant to this Agreement.

(d)          Authorization; Enforceability. Seller has the legal right to enter into and to consummate the transactions contemplated hereby and otherwise to carry out Seller’s obligations hereunder. The execution, delivery and performance by Seller of this Agreement have been duly authorized by all requisite action by Seller. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e)          SEC Filings. The Company has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable (the “SEC Reports”), and all such reports were filed on a timely basis. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

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(f)           Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company equity compensation plans. The Company does not have pending before the SEC any request for confidential treatment of information. No event, liability, fact, circumstance, occurrence or development has occurred or exists, or is reasonably expected to occur or exist, with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) trading day prior to the date that this representation is made.

(g)          No Brokers. Seller has taken no action which would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

(g)          Nature of Shares. The Shares currently constitute “restricted securities” within the meaning of Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”).

(h)          Exempt Offering. The Shares were issued by the Company and were subsequently acquired by the Seller in transactions exempt from registration under the Securities Act, by virtue of Section 4(2) thereof and the provisions of Regulation D (“Regulation D”) and/or Regulation S (“Regulation S”), each as promulgated by SEC.

(i)          Experience and Knowledge. Seller acknowledges and agrees that it (i) has extensive knowledge and experience in financial and business matters; (ii) has had access to all information as to the Company as it has desired; (iii) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the operations of the Company, its business and prospects; and (iv) has received sufficient and satisfactory answers to all questions posed to the Company to evaluate the merits and risks of the transactions contemplated by this Agreement.

(j)           Diligence by Seller. Seller has satisfied itself with respect to the operations, affairs, financial condition and prospects of the Company, including, without limitation:

•	the Company’s limited operations
•	its audited and unaudited financial statements

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•	opinions of Company’s auditors as to the status of the Company as a going concern
•	management’s decision to reevaluate the Company’s business model and plan and
•	the Company’s search for a suitable financing transaction or business ventures, such as mergers, acquisitions, joint ventures, debt or equity placements and similar or other on-balance or off-balance sheet corporate finance transactions, or to engage in any lawful act or activity, or engage in any business, for which corporations may be organized under the laws of the state of the Company’s incorporation.

(k)          Material Positive Effect. Seller acknowledges that if the Company were to make such changes to its business plan as described above, such changes would be expected to have a material positive effect on the future value of the Company, and in particular on the value of the Shares being purchased and sold pursuant to this Agreement. Seller understands and acknowledges that the Shares could appreciate considerably in value in the near or long term and agrees to sell anyway pursuant to this Agreement.

(l)           No Fiduciary Duty. Seller hereby acknowledges and agrees that (i) at present there is no regular public market for the Shares; (ii) the purchase and sale of the Shares is taking place in a private transaction between Seller and Buyer in an arm’s length commercial transaction at a price negotiated and agreed to by Seller as the best possible current price for the Shares; (iii) Seller is solely responsible for making its own judgments in connection with the Agreement (irrespective of whether the Company, its executive officers, auditors, or other representatives have advised or are currently advising the Company or Seller on related or other matters); and (iv) neither Buyer nor Escrow Agent has rendered advisory services of any nature or respect, nor owes any agency, fiduciary or other duty to Seller, in connection with such transaction or the process leading thereto.

(m)         Organization and Power. The Company is a corporation duly organized, validly existing and in good standing as an “Exempted Company” under the laws of the Cayman Islands and has all corporate power necessary to engage in all transactions in which it has been involved, as well as any general business transactions in the future that may be desired by its directors.

(n)          Indebtedness. The Company’s has no indebtedness or other monetary obligations.

(o)          Liabilities. The Company has no other liabilities, actual or contingent.

(p)          Litigation. The Company is not subject to any pending or threatened litigation, claims or lawsuits from any party, and there are no pending or threatened proceedings against the Company by any federal, state or local government, or any department, board, agency or other body thereof.

(q)          Contracts. The Company is not a party to any contract, lease or agreement which would subject it to any performance or business obligations after the Closing. The Company is not a party to any joint venture, partnership, consortium or other similar agreement or arrangement.

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(r)           Real Estate. The Company does not own any real estate or any interests in real estate.

(s)          Taxes. The Company is not liable for any taxes, including income, real or personal property taxes, to any governmental or state agencies whatsoever. The Company has timely filed all income, real or personal property, sales, use, employment or other governmental tax returns or reports required to be filed by it with any federal, state or other governmental agency and all taxes required to be paid by the Company in respect of such returns have been paid in full. None of such returns are subject to examination by any such taxing authority and the Company has not received notice of any intention to require the Company to file any additional tax returns in any jurisdiction to which it may be subject.

(t)           Compliance with Laws. The Company is not in violation of any provision of laws or regulations of federal, state, local or foreign government authorities or agencies.

(u)          Capitalization. The authorized share capital of the Company consists of 39,062,500 Ordinary Shares, of which 998,275 are issued and outstanding, and 781,250 Preference Shares of US$0.000128 par value, of which no shares are issued and outstanding. All outstanding Ordinary Shares are legally and validly issued and fully paid and non-assessable and have been issued under duly authorized resolutions of the Board of Directors of the Company. All issuances of Ordinary Shares have been effected without violation of any preemptive rights. All issued Ordinary Shares were issued and sold by the Company in transactions exempt from registration under the Securities Act, by virtue of Section 4(2) thereof and the provisions of Regulation D and/or Regulation S thereunder.

(v)          Subscriptions, Options, Etc. There are no outstanding subscriptions, options, warrants, convertible securities or rights or commitments of any nature in regard to the Company’s authorized but unissued capital stock or any agreements restricting the transfer of outstanding or authorized but unissued capital stock. There are no shareholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

(w)         Judgments, Liens. There are no outstanding judgments, liens or any other security interests filed against the Company or any of its properties.

(x)           Subsidiaries. The Company has no subsidiaries.

(y)          Employment Agreements; Employees. The Company has no employment contracts or agreements with any of its officers, directors, or with any consultants; and the Company has no employees, consultants or agents.

(z)           Benefits. The Company has no insurance or employee benefit plans whatsoever.

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(aa)        No Defaults. The Company is not in default under any contract, or any other document.

(bb)        Powers of Attorney. The Company has no outstanding powers of attorney.

(cc)        No Conflicts. The execution and delivery of this Agreement, and the subsequent closing thereof, will not result in the breach by the Company of (i) any agreement or other instrument to which it is or has been a party or (ii) the Company’s Certificate of Incorporation or Memorandum of Association.

(dd)        Disclosure. All financial and other information which the Company furnished or will furnish to the Buyer, including information with regard to the Company contained in the SEC filings filed by the Company since its inception (i) is true, accurate and complete as of its date and in all material respects except to the extent such information is superseded by information marked as such, (ii) does not omit any material fact, not misleading and (iii) presents fairly the financial condition of the organization as of the date and for the period covered thereby.

(ee)        Exchange Act. The Ordinary Shares of the Company are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and there are no proceedings pending to revoke or terminate such registration.

(ff)          Investment Company. The Company is not an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

The representations and warranties made above shall survive the Closing Date.

3.	Representations and Warranties of the Buyer. Buyer hereby warrants and represents to Seller that:

(a)          Authorization; Enforceability. Buyer has the legal right to enter into and to consummate the transactions contemplated hereby and otherwise to carry out Buyer’s obligations hereunder. The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all requisite action by Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)          Investor Representations. Buyer (i) has extensive knowledge and experience in financial and business matters; (ii) has had access to all information as to the Company as it has desired; (iii) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the operations of the Company, its business and prospects; (iv) has received sufficient and satisfactory answers to all questions posed to the Company to evaluate the merits and risks of the transactions contemplated by this Agreement; (v) is aware that, at present, there is no public market for the Shares; (vi) has adequate means of providing such Buyer’s current financial needs and foreseeable contingencies and has no need for liquidity of its investment in the Shares for an indefinite period of time; and (vii) is aware that an investment in the Shares involves a number of very significant risks.

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(c)          Accredited Investor Status. The Buyer meets the requirements of at least one of the suitability standards for an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D, and as set forth on the Accredited Investor Certification attached hereto.

(d)          Sophistication. The Buyer is a sophisticated investor, as described in Rule 506(b)(2)(ii) promulgated under the Securities Act and has such experience in business and financial matters that it is capable of evaluating the merits and risk of an investment in the Company.

(e)          Not an Affiliate. Buyer is not now, and has not been within the immediately preceding 90 days, an affiliate of the Company or its predecessor(s), as such term is defined in the Securities Act.

(f)           Brokerage Fees. Buyer has taken no action that would give rise to any claim by any person for brokerage commissions, finders’ fees or the like relating to this Agreement or the transaction contemplated hereby

(g)          No Other Representations or Information. In evaluating the suitability of an investment in the Shares, the Buyer has not relied upon any representation or information (oral or written) other than as stated in this Agreement.

(h)          No Governmental Review. Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

(i)           Investor Qualifications. The Buyer represents that it was not formed for the specific purpose of acquiring the Shares, it is duly organized, validly existing and in good standing under the laws of the state of its organization, the consummation of the transactions contemplated hereby is authorized by, and will not result in a violation of state law or its charter or other organizational documents, such entity has full power and authority to execute and deliver this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof and to purchase and hold the Shares. The execution and delivery of this Agreement will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which the Buyer is a party or by which it is bound.

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(j)           No General Solicitation. The Buyer acknowledges that the Shares were not offered to such Buyer through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, in connection with the offering and sale of the Shares and is not subscribing for the Shares and did not become aware of the offering of the Shares through or as a result of any seminar or meeting to which the Buyer was invited by, or any solicitation of a subscription by, a person not previously known to the Buyer in connection with investments in securities generally.

(k)          Acquisition for Investment. The Buyer is acquiring the Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution. The Buyer does not have a present intention to sell the Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Shares to or through any person or entity. The Buyer acknowledges that it is able to bear the financials risks associated with an investment in the Shares and that it has been given full access to such records of the Company and to the officers of the Company and received such information as it has deemed necessary or appropriate to conduct its due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

(l)           Reliance on Exemptions. Buyer understands that the Shares are being sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire such securities.

(m)         Restrictions on Transfer or Resale. Buyer understands that: (i) the Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements; (ii) any sale of such securities made in reliance on Rule 144 under the Securities Act (or a successor rule thereto) (“Rule 144”) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and neither the Company nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. The Company reserves the right to place appropriate restrictive legends on the certificates representing the Shares and to place stop transfer instructions against the Shares to the extent specifically set forth under this Agreement. Buyer acknowledges that there is not now, and there may never be, any market or resale for the Shares, nor can there be any assurance that the Shares will be freely transferable at any time in the foreseeable future.

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The representations and warranties made above shall survive the Closing Date.

4.	Covenants of the Seller.

(a)          The Seller will promptly cause the Company to deliver to the Buyer all corporate records and documents, minute books, stock books, or any other corporate document or record (including financial and bank documents, books and records) of the Company.

(b)          At Closing, the Company will obtain and submit to the Buyer resignations of current officers and directors in form reasonably satisfactory to Buyer.

(c)          At all times following the Closing, Seller shall use its reasonable efforts to make available to the Buyer on written request, the current and former officers, directors, employees and agents of the Company for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and performing this Agreement and the transactions contemplated hereby, or as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the Company or Buyer may from time to be involved. Buyer shall reimburse the Seller for all out-of-pocket expenses actually and reasonably incurred in providing such information or witnesses.

(d)          Seller and Buyer and their respective employees and agents shall each hold in strict confidence all Information concerning the other party in their possession or furnished by the other or the other’s representative pursuant to this Agreement with the same degree of care as such party utilizes as to such party’s own confidential information (except to the extent that such Information is (i) in the public domain through no fault of such party or (ii) later lawfully acquired from any other source by such party), and each party shall not release or disclose such Information to any other person, except such party’s auditors, attorneys, financial advisors, bankers, other consultants and advisors or persons to whom such party has a valid obligation to disclose such Information, unless compelled to disclose such Information by judicial or administrative process or, as advised by its counsel, by other requirements of law.

(e)          Seller and Buyer shall each use their best efforts to forward promptly to the other party all notices, claims, correspondence and other materials which are received and determined to pertain to the other party.

(f)           Seller will reasonably assist, and will cause the Company’s current accountants and independent auditor to reasonably assist, the Company in the preparation of its Quarterly Report on Form 10-Q for the quarter ending March 31, 2013.

5.	Escrow Agent.

(a)          Trust. The Purchase Price and Seller Deliverables shall be held by Escrow Agent as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms hereof.

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(b)          Release of Escrow. In the event that the Escrow Agent shall have received written notice executed by a duly authorized officer of each of the Seller and the Buyer indicating that the this Agreement has been terminated prior to Closing, the Escrow Agent shall return the Purchase Price to Buyer and the Seller Deliverables to Seller without incurring any liability to any party and, upon such delivery, the Escrow Agent’s responsibilities under this Agreement shall be terminated.

(c)          Duties and Responsibilities of the Escrow Agent. The Escrow Agent’s duties and responsibilities shall be subject to the following terms and conditions:

(1)           Seller and Buyer agree that the Escrow Agent (i) shall not be responsible for or bound by, and shall not be required to inquire into whether either Seller or Buyer are entitled to receipt of the Seller Deliverables or any escrowed funds pursuant to, any other agreement or otherwise; (ii) shall be obligated only for the performance of such duties as are specifically assumed by the Escrow Agent pursuant to this Agreement; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by the Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or party, without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity or the service thereof; (iv) may assume that any person believed by the Escrow Agent in good faith to be authorized to give notice or make any statement or execute any document in connection with the provisions hereof is so authorized; (v) shall not be under any duty to give the property held by the Escrow Agent hereunder any greater degree of care than the Escrow Agent gives its own similar property, but in no event less than a reasonable amount of care; and (vi) may consult with counsel satisfactory to the Escrow Agent, the opinion of such counsel to be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel.

(2)           Seller and Buyer acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and that the Escrow Agent(s) shall not be liable for any action taken in good faith and believed by the Escrow Agent to be authorized or within the rights or powers conferred upon the Escrow Agent by this Agreement. Seller and Buyer agree to indemnify and hold harmless the Escrow Agent and any of the Escrow Agent’s partners, employees, agents, and representatives for any action taken or omitted to be taken by the Escrow Agent or any of them hereunder, including the fees of outside counsel and other costs and expenses of defending itself against any claim or liability under this Agreement, except in the case of gross negligence or willful misconduct on the part of the Escrow Agent committed in its capacity as Escrow Agent under this Agreement. The Escrow Agent(s) shall owe a duty only to Seller and Buyer under this Agreement and to no other person.

(3)           Buyer shall reimburse Escrow Agent for outside counsel fees, to the extent authorized hereunder and incurred in connection with the performance of its duties and responsibilities hereunder.

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(4)           Escrow Agent may at any time resign as escrow agent hereunder by giving five (5) days prior written notice of resignation to Buyer. Prior to the effective date of the resignation as specified in such notice, Buyer and Seller will issue to Escrow Agent an instruction authorizing delivery of the Purchase Price and Seller Deliverables to a substitute escrow agent selected by Buyer and Seller. If no successor escrow agent is named by Buyer and Seller within three business days, the Escrow Agent may apply to a court of competent jurisdiction in the State of New York for appointment of a successor escrow agent, and to deposit the Purchase Price and Seller Deliverables with the clerk of any such court.

(5)           This Agreement sets forth exclusively the duties of the Escrow Agent(s) with respect to any and all matters pertinent thereto and no implied duties or obligations shall be read into this Agreement.

(6)           The provisions of this Section 5 shall survive the resignation of any Escrow Agent or the termination of this Agreement.

(7)           The Parties acknowledge that the Escrow Agent is and shall continue to act as the Buyer’s and/or the Company’s counsel in connection with the transactions contemplated by this agreement and any purchase and sale of Company shares, as well as other matters.

Neither the execution of this Agreement by the Escrow Agent, nor any actions that the Escrow Agent may take pursuant to this Agreement shall under any circumstances or for any reason prevent the Escrow Agent from hereafter acting as counsel for ANY PARTY HERETO in any manner and for any purpose whatsoever, including the transactions contemplated by this Agreement.

EACH OF BUYER AND SELLER hereby specifically waiveS any conflict of interest which may exist or may hereafter exist by virtue of the fact that the Escrow Agent is now or may at any point hereafter simultaneously represent the BUYER AND/OR the COMPANY while acting as the Escrow Agent hereunder.

6.	Miscellaneous.

(a)           Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties.

(b)          Choice of Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements entered into and to be performed entirely within New York without applying its principles of choice of law.

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(c)          Submission to Jurisdiction. Each party to this Agreement (a) submits to the exclusive jurisdiction of any state or federal court located in New York County in the State of New York having subject matter jurisdiction in any action or proceeding arising out of or relating to this Agreement, (b) agrees that any dispute or controversy concerning, arising out of or relating to this Agreement may be heard and determined in any such court, and (c) shall not bring any action or proceeding concerning, arising out of or relating to this Agreement in any other court. Each party to this Agreement waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. Any party to this Agreement may make service on another party hereto by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in this Agreement. Nothing in this Section 6(j), however, shall affect the right of any party to serve legal process in any other manner permitted by law.

(d)          Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE AND AGREES NOT TO REQUEST A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(e)          Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or sent by overnight delivery by a nationally recognized overnight courier upon proof of sending thereof and addressed to the party to be notified at the address indicated for such party on its signature page hereto, or at such other address as such party may designate by written notice to the other parties.

(f)           Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Seller, Buyer and Escrow Agent.

(g)          Certain Conflicts of Interest. Without limiting Section 4(c)(vii) of this Agreement, Buyer acknowledges that Adam S. Gottbetter is the owner of Gottbetter Capital Group, Inc., Gottbetter & Partners, LLP (“G&P”) and Gottbetter Capital Markets, LLC. Gottbetter Capital Group, Adam S. Gottbetter and/or another affiliate of Mr. Gottbetter may own securities of Pubco. G&P has been or may be engaged by the Company as its corporate and securities counsel in respect of any proposed acquisition or other transaction, and G&P may continue to be retained by the Company after such transaction to serve as its corporate and securities counsel. Such engagement of G&P by Pubco is subject to an executed agreement between Pubco and G&P. Gottbetter Capital Markets, LLC may act as a Placement Agent for the Company in future financing transactions for which it may receive placement agent fees in accordance with an executed placement agent agreement. Gottbetter Capital Group, Inc., may provide financial or other services for the Company in future transactions for which it may receive compensation in accordance with an executed agreement.

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(h)          Expenses. Each of the parties shall bear its own costs and expenses incurred with respect to the negotiation, execution, delivery, and performance of this Agreement.

(i)           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(j)           Entire Agreement. This Agreement represents and constitutes the entire agreement and understanding between the parties with regard to the subject matter contained herein. All prior agreements, understandings and representations are hereby merged into this Agreement.

(k)          Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Among other things, “or” is not exclusive and the singular may include the plural and the plural may include the singular, all as the context requires.

(l)           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

(m)         Severability. In the case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(n)          Further Acts. Each of Buyer and Seller shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent thereunto duly authorized, this Agreement as of the date first above written.

Sword Dancer, LLC (Seller)

By:	/s/ Gregg E. Jaclin
Name: Gregg E. Jaclin
Title: President

Delivery Instructions:

Account Name:	Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726

Account No.:
ABA Routing No.:
Bank:

Hybrid Kinetic Automotive Holdings, LLC (BUYER)

By COMMONWEALTH INVESTMENTS LLC, its Manager

By:	/s/ Jimmy Wang
	Name:	Jimmy Wang
	Title:	Manager, Commonwealth Investments LLC

Delivery Instructions:

800 E Colorado Blvd, Suite 888
Pasadena, CA 91101
Attn: Vincent Wang

[signature page continued]

ESCROW AGENT:

GOTTBETTER & PARTNERS, LLP

By:	/s/ Adam S. Gottbetter
Name: Adam S. Gottbetter, Esq.
Title: Managing Partner

Address:

488 Madison Avenue, 12th Floor
New York, NY 10022

SCHEDULE A

Transferee(s)

Hybrid Kinetic Automotive Holdings, LLC

800 E Colorado Blvd, Suite 888

Pasadena, CA 91101

Attn: Vincent Wang

EXHIBIT A

Apollo Acquisition Corporation

INVESTOR CERTIFICATION

For Individual Accredited Investors Only

(all Individual Accredited Investors must INITIAL where appropriate):

Initial _______	I have a net worth a net worth (including homes, furnishings and automobiles, but excluding for these purposes the value of my primary residence) in excess of US$1 million either individually or through aggregating his individual holdings and those in which he has a joint, community property or other similar shared ownership interest with my spouse. (For purposes of calculating your net worth under this paragraph, (a) your primary residence shall not be included as an asset; (b) indebtedness secured by your primary residence, up to the estimated fair market value of your primary residence at the time of your purchase of the securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of your purchase of the securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of your primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by your primary residence in excess of the estimated fair market value of your primary residence at the time of your purchase of the securities shall be included as a liability.)
Initial _______	I have had an annual gross income for the past two years of at least $200,000 (or $300,000 jointly with my spouse) and expect my income (or joint income, as appropriate) to reach the same level in the current year.
Initial _______	I am a director or executive officer of the Company.

For Non-Individual Accredited Investors
(all Non-Individual Accredited Investors must INITIAL where appropriate):

Initial JW	The investor certifies that it is a partnership, corporation, limited liability company or business trust that is 100% owned by persons who meet at least one of the criteria for Individual Investors set forth above.
Initial _______	The investor certifies that it is a partnership, corporation, limited liability company or business trust that has total assets of at least $5 million and was not formed for the purpose of investing in the Company.
Initial _______	The investor certifies that it is an employee benefit plan whose investment decision is made by a plan fiduciary (as defined in ERISA §3(21)) that is a bank, savings and loan association, insurance company or registered investment adviser.
Initial _______	The investor certifies that it is an employee benefit plan whose total assets exceed $5,000,000 as of the date of this Agreement.
Initial _______	The undersigned certifies that it is a self-directed employee benefit plan whose investment decisions are made solely by persons who meet either of the criteria for Individual Investors.
Initial _______	The investor certifies that it is a U.S. bank, U.S. savings and loan association or other similar U.S. institution acting in its individual or fiduciary capacity.
Initial _______	The undersigned certifies that it is a broker-dealer registered pursuant to §15 of the Securities Exchange Act of 1934.
Initial _______	The investor certifies that it is an organization described in §501(c)(3) of the Internal Revenue Code with total assets exceeding $5,000,000 and not formed for the specific purpose of investing in the Company.
Initial _______	The investor certifies that it is a trust with total assets of at least $5,000,000, not formed for the specific purpose of investing in the Company, and whose purchase is directed by a person with such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment.

Initial _______	The investor certifies that it is a plan established and maintained by a state or its political subdivisions, or any agency or instrumentality thereof, for the benefit of its employees, and which has total assets in excess of $5,000,000.
Initial _______	The investor certifies that it is an insurance company as defined in §2(13) of the Securities Act, or a registered investment company.

EXHIBIT B

Form of Officer’s Certificate

EXHIBIT C

Form of Opinion

EXHIBIT D

Form of Indemnification Agreement